Exhibit 2.8

CERTIFICATE OF DESIGNATION

FOR

SERIES F PREFERRED STOCK AND SERIES G PREFERRED STOCK

OF

PLANET WEALTH, INC.

Planet Wealth, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”) and acting under Section 151 of GCL, does hereby submit the following Certificate of Designation of its Series F and Series G Series G Preferred Stock.

FIRST: The name of the Corporation is Planet Wealth, Inc.

SECOND: By unanimous consent of the Board of Directors of the Corporation, the following resolutions were duly adopted:

WHEREAS the Certificate of Incorporation of the Corporation authorizes Blank Check Preferred Stock consisting of 9,500,000 shares, par value $0.0001 per share, issuable from time to time in one or more series; and

WHEREAS the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Section 4 of the Corporation’s Certificate of Incorporation, to establish and fix the number of shares to be included in any series of Preferred Stock and the powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series; and

WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a series of Preferred Stock designated as Series F Preferred Stock and Series G Preferred Stock, and to fix the powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such new series;

NOW, THEREFORE, BE IT RESOLVED that pursuant to Section 4 of the Corporation’s Certificate of Incorporation, there is hereby established a new series of Eight Hundred Forty-Seven Thousand, Seventy (847,070) shares of Preferred Stock of the Corporation (the Series F Preferred Stock”) to have the powers, preferences, rights, qualifications, limitations and restrictions set forth as follows:

1.	Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, or upon the effective date of a consolidation, merger or statutory share exchange in which the Corporation is not the surviving entity (generically, a “Liquidation Event”), the holder of each share of the Series F Preferred Stock (a “Holder”) shall be entitled to receive out of the net assets of the Corporation, before any amount shall be paid to the holders of any other class of stock, the sum of one tenth of One Cent ($0.001) per share, after which the Holders of Series F Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series F Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation’s Common Stock into which that Holder’s Series F Preferred Stock could be converted on the record date for the distribution without taking into account the restriction on conversion set forth in Section 4(E) hereof.

2.	Dividends. In the event the Corporation declares a dividend payable in cash or stock to holders of any class of stock, the holder of each share of Series F Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation’s Common Stock into which that Holder’s Series F Preferred Stock could be converted on the record date for the distribution without taking into account the restriction on conversion set forth in Section 4(E) hereof.

3.	Voting.

A.	Sale Transaction. As to any proposal in connection with a Sale Transaction matter on which the holders of Common Stock shall be entitled to vote, the holder of Series F Preferred Stock shall have voting rights equal to a holder of the number of shares of Common Stock into which the Series F Preferred Stock may be converted on the record date for the vote without regard to the limit on conversion set forth in Section 4(E) hereof. A “Sale Transaction” means a merger or consolidation pursuant to any of Sections 251 through 258 or 263 through 267 of the GCL in which the Corporation is not the surviving entity, or a sale, lease or exchange of Corporation assets pursuant to Section 271 of the GCL.

B.	Other Transactions. Except as set forth in Section 3(A) above, the holder of a share of Series F Preferred Stock shall have no voting rights by reason thereof.

4.	Conversion.

A.	Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series F Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a “Conversion”). The number of shares of Common Stock to which a holder of Series F Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series F Preferred Stock being converted by ten (10) (the “Adjustment Number”).

B.	Dividend Payable in Shares of Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

C.	Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series F Preferred Stock shall at the same time be modified such that upon Conversion of a share of Series F Preferred Stock the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

D.	Adjustment for Reclassification, Exchange and Substitution. At any time or times the Common Stock issuable upon the conversion of the Series F Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation’s stock, whether by recapitalization, combination, consolidation, reverse stock split, reclassification or otherwise, in any such event the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

E.	Restriction on Conversion of Series F Shares. The Corporation shall not effect any conversion of the Series F Shares and the Holder shall not have the right to convert any portion of the Series F Shares to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.9% of the number of shares of the Corporation’s Common Stock outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.9% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder. If the Holder has delivered a Conversion Notice for a Conversion Amount of Series F Shares that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the Certificate of Incorporation. The provisions of this Section 4(E) may be waived by a Holder upon not less than 65 days prior notice to the Company.

F.	Conversion Notice. The Holder of a share of Series F Preferred Stock may exercise its right to conversion by giving a written conversion notice (the “Conversion Notice”) (x) by email to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by email to the Corporation’s transfer agent for its Common Stock, as designated by the Corporation from time to time. If conversion will result in the conversion of all of a Holder’s Series F Preferred Stock, the Holder shall surrender the certificate for the Series F Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours.

G.	Issuance of Certificates; Time Conversion Effected.

a.	Promptly, but in no event more than three (3) trading days after the Conversion Date, the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series F Preferred Stock has been converted. In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Corporation. The “Conversion Date” shall be the date on which the Conversion Notice is received and the Holder has surrendered the Series F Preferred Stock certificate (if required). The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

b.	The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days after the Conversion Date could result in economic loss to the Holder of the Series F Preferred Stock. As compensation to the Holder for such loss, the Corporation agrees to pay the Holder’s actual losses occasioned by any “buy-in” of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies that may be available to the Holder, if the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days after the Conversion Date, the Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation. Upon delivery of such notice of revocation, the Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice, except that the Holder shall retain the right to receive the actual cost of any “buy-in.”

c.	Fractional Shares. The Corporation shall not, nor shall it cause its transfer agent to, issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

5.	Designation of Board Observer. At any time when there are at least one hundred thousand (100,000) shares of Series F Preferred Stock outstanding, any person holding a majority of the outstanding shares of Series F Preferred Stock may designate an individual to serve as a Board Observer on behalf of that majority holder, provided the Board Observer is not affiliated with a direct competitor of the Corporation. The majority holder will designate the Board Observer by written notice to the Chairman of the Board of Directors, and may replace the Board Observer from time to time by written notice to the Chairman of the Board. The Board Observer shall be entitled to receive notice of any meeting of the Board at the same time as members of the Board, and to attend and participate in each meeting of the Board, whether in person or online, including informal meetings of the Board at which the business of the Corporation is discussed. The Board Observer shall be entitled to receive a copy of any written information distributed to members of the Board in general. The Board Observer shall also be entitled to receive copies of minutes of all meetings and written unanimous consents of the Board. The Board Observer shall also be entitled to receive substantive responses from officers and employees of the Corporation to any inquiry made by the Board Observer that is an appropriate inquiry by a member of the Board of Directors. The Board Observer shall cease to be a Board Observer when the majority holder that appointed the Board Observer ceased to be a majority holder of the Series F Preferred Stock.

6.	Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series F Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

AND, THEREFORE, BE IT FURTHER RESOLVED that pursuant to Section 4 of the Corporation’s Certificate of Incorporation, there is hereby established a new series of one hundred three thousand five hundred (103,500) shares of Preferred Stock of the Corporation (the Series G Preferred Stock”) to have the powers, preferences, rights, qualifications, limitations and restrictions set forth as follows:

1.	Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, or upon the effective date of a consolidation, merger or statutory share exchange in which the Corporation is not the surviving entity (generically, a “Liquidation Event”), the holder of each share of the Series G Preferred Stock (a “Holder”) shall be entitled to receive (a) any dividend on the Series G Preferred Stock that is accrued but unpaid, and (b) out of the net assets of the Corporation, before any amount shall be paid to the holders of any other class of stock, the sum of one tenth of One Cent ($0.001) per share, after which the Holders of Series G Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series G Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation’s Common Stock into which that Holder’s Series G Preferred Stock would be converted on the record date for the distribution without taking into account the restriction on conversion set forth in Section 4(E) hereof.

2.	Dividends.

A.	During the Series G Dividend Period (defined in Section 2(F) below), holders of issued and outstanding Series G Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends equal to the Series G Dividend Amount. The “Series G Dividend Amount” per share of Series G Preferred Stock with respect to each fiscal quarter shall equal 0.00002% (two hundred thousandth percent) of the Corporation’s Adjusted Gross Income for the quarter. Dividends shall be payable in arrears thirty days after the last day of each fiscal quarter (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a day on which the New York Stock Exchange is open for business (a “Business Day”), then the dividend that would otherwise have been payable on such Dividend Payment Date shall be paid on the next succeeding Business Day, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last Business Day of the fiscal quarter with respect to which the dividend is payable (each such date, a “Dividend Record Date”).

B.	For purposes of this Section 2, the term “Adjusted Gross Income” shall mean (a) revenue recognized on an accrual basis in accordance with generally accepted accounting principles less (b) direct expenses attributable to such revenue on an accrual basis in accordance with generally accepted accounting principles, except that direct expenses shall not include research and development expenses and shall include:

●	expenses incurred for development of the Corporation’s marketable software services;

●	expenses directly attributable to customer support; and

●	accrual of obligations to providers for services that are resold by the Corporation.

C.	No dividend on the Series G Preferred Stock will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the GCL or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series G Preferred Stock shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors.

D.	If any Series G Preferred Stock are outstanding, no dividends will be declared or paid or set apart for payment on any other class of stock, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series G Preferred Stock for all past fiscal quarters with respect to which full dividends were not paid on the Series G Preferred Stock in cash.

E.	Unless all accumulated accrued and unpaid dividends on the Series G Preferred Stock are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past fiscal quarters with respect to which full dividends were not paid on the Series G Preferred Stock in cash, no dividends may be declared or paid or set apart for payment upon any class of stock, nor shall any shares of any class of stock be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange other equity securities issued by the Corporation or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

F.	The “Series G Dividend Period” referenced in Section 2(A) above shall commence on September 1, 2023 and shall terminate on the earlier of (a) the date on which aggregate dividend payments to the holder of each outstanding share of Series G Preferred Stock total thirty dollars ($30), (b) the date on which the Corporation is party to a merger or consolidation from which it is not the surviving corporation or completes the sale of substantially all of its assets, or (c) the first date on which the average publicly reported trading volume for the Corporation’s common stock during the preceding sixty trading days exceeds two thousand (2,000) shares.

3.	Voting.

A.	Sale Transaction. As to any proposal in connection with a Sale Transaction matter on which the holders of Common Stock shall be entitled to vote, the holder of Series G Preferred Stock shall have voting rights equal to a holder of the number of shares of Common Stock into which the Series G Preferred Stock may be converted on the record date for the vote without regard to the limit on conversion set forth in Section 4(E) hereof. A “Sale Transaction” means a merger or consolidation pursuant to any of Sections 251 through 258 or 263 through 267 of the GCL in which the Corporation is not the surviving entity, or a sale, lease or exchange of Corporation assets pursuant to Section 271 of the GCL.

B.	Other Transactions. Except as set forth in Section 3(A) above, the holder of a share of Series G Preferred Stock shall have no voting rights by reason thereof.

4.	Conversion.

A.	Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series G Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a “Conversion”). The number of shares of Common Stock to which a holder of Series G Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series G Preferred Stock being converted by five (5) (the “Adjustment Number”).

B.	Dividend Payable in Shares of Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

C.	Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series G Preferred Stock shall at the same time be modified such that upon Conversion of a share of Series G Preferred Stock the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

D.	Adjustment for Reclassification, Exchange and Substitution. At any time or times the Common Stock issuable upon the conversion of the Series G Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation’s stock, whether by recapitalization, combination, consolidation, reverse stock split, reclassification or otherwise, in any such event the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

E.	Restriction on Conversion of Series G Shares. The Corporation shall not effect any conversion of the Series G Shares and the Holder shall not have the right to convert any portion of the Series G Shares to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.9% of the number of shares of the Corporation’s Common Stock outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.9% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder. If the Holder has delivered a Conversion Notice for a Conversion Amount of Series G Shares that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the Certificate of Incorporation. The provisions of this Section 4(E) may be waived by a Holder upon not less than 65 days prior notice to the Company.

F.	Conversion Notice. The Holder of a share of Series G Preferred Stock may exercise its right to conversion by giving a written conversion notice (the “Conversion Notice”) (x) by email to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by email to the Corporation’s transfer agent for its Common Stock, as designated by the Corporation from time to time. If conversion will result in the conversion of all of a Holder’s Series G Preferred Stock, the Holder shall surrender the certificate for the Series G Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours.

G.	Issuance of Certificates; Time Conversion Effected.

a.	Promptly, but in no event more than three (3) trading days after the Conversion Date, the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series G Preferred Stock has been converted. In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Corporation. The “Conversion Date” shall be the date on which the Conversion Notice is received and the Holder has surrendered the Series G Preferred Stock certificate (if required). The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

b.	The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days after the Conversion Date could result in economic loss to the Holder of the Series G Preferred Stock. As compensation to the Holder for such loss, the Corporation agrees to pay the Holder’s actual losses occasioned by any “buy-in” of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies that may be available to the Holder, if the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days after the Conversion Date, the Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation. Upon delivery of such notice of revocation, the Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice, except that the Holder shall retain the right to receive the actual cost of any “buy-in.”

c.	Fractional Shares. The Corporation shall not, nor shall it cause its transfer agent to, issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

5.	Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series G Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Chief Executive Officer on September 15, 2023.

/s/ Lance Woodson
Print:	Lance Woodson
Office:	Chief Executive Officer

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